Exhibit 99.1

FOR RELEASE at 8:00 a.m. EST	Contact: William E. Meade, Jr.
Wednesday, July 28, 2004	President and Chief Executive Officer
Phone: (303) 262-4500

StarTek Reports Second Quarter 2004 Financials

Strong Sales and Business Growth Drive Earnings Increase of 52 percent
And Quarterly Dividend to $0.40

DENVER, CO — July 28, 2004 — For the quarter ended June 30, 2004, StarTek, Inc. (NYSE:SRT) is pleased to report fully diluted earnings per share rose 51.7% to $0.44 compared to $0.29 for the second quarter of 2003. For the six months ended June 30, 2004, fully diluted earnings per share increased 57.9% to $0.90 from $0.57 for the same period last year.

For the three months ended June 30, 2004, gross profit increased 30.0% on a revenue increase of 17.7% over the second quarter of 2003. The revenue increase was primarily due to continued growth in the Company’s Business Process Management Services platform, both with its core telecommunications clients as well as developing clients in new industries. The 2.5 percentage point increase in gross margin, from 23.4% to 25.9%, was primarily due to a greater proportion of the Company’s revenue portfolio being generated within the higher-margin Business Process Management Services platform. Operating margin increased 4.3 percentage points, from 10.2% to 14.5%. Selling, general and administrative expenses remained relatively flat for the period and total operating expense as a percent of total revenue decreased by 1.9 percentage points thus increasing operating margin even more than gross margin.

For the six months ended June 30, 2004, gross profit increased 40.1% on a revenue increase of 22.7% over the same period last year. The revenue increase was primarily due to additional increase in Business Process Management Services platform volume, the expansion into serving new vertical markets, and ramping up new contact centers. The 3.3 percentage point increase in gross margin, from 23.8% to 27.1%, was primarily due to achieving productivity objectives in both the Business Process Management Services and Supply Chain Management Services platforms. Operating margin increased 4.3 percentage points, from 10.9% to 15.4%. Selling, general and administrative expenses remained relatively flat during the first half of the year with an increase in our revenue base resulting in higher overall operating margins.

In addition, the Board of Directors declared an increase in its quarterly cash dividend to $0.40 per share, payable August 24, 2004, to StarTek shareholders of record as of August 11, 2004. The dividend per share for the 2nd quarter of 2004 was $0.39, which was increased from the 1st quarter 2004 dividend of $0.38.

Revenue growth was slightly stronger in Q1 compared to Q2 due to the slower pace of wireless number porting volumes seen across the overall marketplace. In addition, the Supply Chain Management Services business continued to decline in overall volume.

William E Meade, Jr., President and Chief Executive Officer said, “By leveraging our model of operational excellence, StarTek continues to be rewarded with additional business. Our clients and our shareholders benefit from our focus on customer-centric service and dedication to delivering ongoing operational efficiencies.”

Company Profile

StarTek, Inc. is a leading provider of business process outsourced services, which consist of business process management and supply chain management services. StarTek provides services from nineteen operating facilities, including five in Colorado, five in Canada, two in Europe and one each in Illinois, Louisiana, Oklahoma, Tennessee, Texas, Virginia, and Wyoming. The Company’s primary clients are in the telecommunications and computer software industries, and it also serves clients in the computer hardware, consumer products, cable TV, entertainment, utility, internet, and e-commerce industries. Please visit the Company’s website at www.startek.com.

Conference Call

StarTek will host a one-hour conference call on Thursday, July 29, at 9:00 a.m. EDT to discuss the Company’s second quarter results. It will be hosted by Bill Meade, President and CEO, and Gene McKenzie, CFO. The access information is as follows:

USA:	(866) 835-8904
International:	(703) 639-1411
Conference ID:	521597

A replay will be available by August 3, 2004 at 7:00 p.m. EDT through August 31, 2004. The replay can be accessed from the Investor Relations section of the Company’s website www.startek.com.

Forward Looking Statements

The matters regarding the future discussed in this news release may include certain forward-looking statements that involve specific risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, the following are important risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, loss of its principal clients, concentration of its client base in a few select industries, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks relating to fluctuations in the value of StarTek’s investment securities portfolio, risks associated with advanced technologies, inability to grow its business, inability to effectively manage growth, dependence on qualified employees and key management personnel, potential future declines in revenue, lack of a significant international presence, and risks relating to conducting business in Canada and the United Kingdom. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2003, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31,	June 30,
	2003	2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,955	$19,790
Investments	41,812	37,973
Trade accounts receivable, less allowance for doubtful accounts of $790 and $714, respectively	43,388	40,663
Inventories	1,720	2,576
Income tax receivable	805	5,907
Deferred tax assets	2,250	2,593
Prepaid expenses and other current assets	907	2,902

Total current assets	96,837	112,404
Property, plant and equipment, net	54,563	53,675
Long term deferred tax assets	1,743	2,111
Other assets	464	836

Total assets	$153,607	$169,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,917	$8,380
Accrued liabilities	10,310	13,458
Current portion of long-term debt	26	2,420
Other current liabilities	358	5

Total current liabilities	19,611	24,263
Long-term debt, less current portion	78	6,906
Other liabilities	918	831
Stockholders’ equity:
Common stock	144	145
Additional paid-in capital	53,917	56,581
Cumulative translation adjustment	446	135
Unrealized gain on investments available for sale	1,462	884
Retained earnings	77,031	79,281

Total stockholders’ equity	133,000	137,026

Total liabilities and stockholders’ equity	$153,607	$169,026

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2004	2003	2004
Revenues	$54,528	$64,204	$105,056	$128,899
Cost of services	41,760	47,603	80,101	93,949

Gross profit	12,768	16,601	24,955	34,950
Selling, general and administrative expenses	7,203	7,263	13,553	15,087

Operating profit	5,565	9,338	11,402	19,863
Net interest income and other	1,085	1,134	1,864	1,746

Income before income taxes	6,650	10,472	13,266	21,609
Income tax expense	2,473	4,011	4,935	8,276

Net income	$4,177	$6,461	$8,331	$13,333

Weighted average shares of common stock	14,209,061	14,440,457	14,206,442	14,399,251
Dilutive effect of stock options	292,933	341,988	283,648	410,608

Common stock and common stock equivalents	14,501,994	14,782,445	14,490,090	14,809,859

Earnings per share:
Basic	$0.29	$0.45	$0.59	$0.93
Diluted	$0.29	$0.44	$0.57	$0.90

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2003	2004
Operating Activities
Net income	$8,331	$13,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,749	6,364
Deferred income taxes	2,405	(215)
Gain on sale of assets	(24)	3
Changes in operating assets and liabilities:
Sales (purchases) of trading securities, net	98	(113)
Trade accounts receivable, net	6,216	2,725
Inventories	38	(856)
Prepaid expenses and other assets	(147)	(2,367)
Accounts payable	(2,322)	(537)
Income taxes payable	(2,977)	(4,400)
Accrued and other liabilities	824	2,708

Net cash provided by operating activities	17,191	16,645
Investing Activities
Purchases of investments available for sale	(35,350)	(11,479)
Proceeds from disposition of investments available for sale	29,066	14,537
Purchases of property, plant and equipment	(10,616)	(6,087)
Proceeds from disposition of property plant and equipment	122	—

Net cash used in investing activities	(16,778)	(3,029)
Financing Activities
Proceeds from stock option exercises	359	1,963
Principal payments on borrowings, net	(1,689)	(778)
Dividend Payments	—	(11,083)
Proceeds from borrowings	—	10,000

Net cash provided by (used in) financing activities	(1,330)	102
Effect of exchange rate changes on cash	(331)	117

Net increase in cash and cash equivalents	(1,248)	13,835
Cash and cash equivalents at beginning of period	13,143	5,955

Cash and cash equivalents at end of period	$11,895	$19,790